Exhibit 2.1

SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT dated as of May 14, 2019 (this “Amendment”) by and among One Madison Corporation, a Cayman Islands exempted company (“Buyer”), Rack Holdings L.P., a Delaware limited partnership (“Seller”), and Rack Holdings Inc., a Delaware corporation (“Company”).

RECITALS

WHEREAS, Seller, Buyer and the Company are parties to that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of December 12, 2018 and as amended on January 24, 2019;

WHEREAS, pursuant to Section 11.11 of the Purchase Agreement, the Purchase Agreement may be amended in whole or in part by a duly authorized agreement in writing executed in the same manner as the Purchase Agreement; and

WHEREAS, Seller, Purchaser and the Company desire to amend the Purchase Agreement pursuant to Section 11.11 thereof as provided in this Amendment.

NOW THEREFORE, pursuant to and in accordance with Section 11.11 of the Purchase Agreement, and in consideration of the foregoing premises and the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree to amend the Purchase Agreement as follows:

1.       Purchase Agreement.

(a)	Section 2.2 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“2.2 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of Shares provided for in this Agreement (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, on June 3, 2019 subject to the prior satisfaction or waiver of all conditions set forth in Article IX (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). If any condition in Article IX (other than those conditions, which by their terms, are to be satisfied or waived at the Closing) has not been satisfied or waived by June 3, 2019, then the Closing will take place on the 10th Business Day following the satisfaction or waiver of the last condition in Article IX to be satisfied or waived (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or at such other time and place as Buyer and Seller mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.”

(b)	The last sentence of Section 7.6 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to adjourn the Buyer Shareholders Meeting, provided that the Buyer Shareholders Meeting is not adjourned to a date that is more than thirty-five (35) days after the date for which the Buyer Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law), (a) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Buyer has determined in good faith is required by applicable Law is disclosed to Buyer’s shareholders and for such supplement or amendment to be promptly disseminated to the Buyer’s shareholders prior to the Buyer Shareholders Meeting, (b) if, as of the time for which the Buyer Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Buyer Voting Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Buyer Shareholders Meeting, (c) by up to ten (10) Business Days in order to solicit additional proxies from shareholders in favor of the adoption of the Transaction Proposals, or (d) as Buyer deems necessary in its sole discretion, to a date not later than May 28, 2019; provided, that in the event of an adjournment pursuant to clauses (a) or (b) above, the Buyer Shareholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Buyer Shareholders Meeting be reconvened on a date that is later than ten (10) Business Days prior to the Termination Date.”

(c)	Section 10.1(c)(iv) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(iv) the approval of Buyer’s shareholders in respect of the Transaction Proposals is not obtained at the Buyer’s Shareholders Meeting on or prior to May 28, 2019 (unless the Buyer’s Shareholders Meeting is adjourned due to circumstances specified in clause (a) in the fifth sentence of Section 7.6, in which case Seller shall have the ability to terminate this Agreement if the approval of Buyer’s shareholders in respect of the Transaction Proposals is not obtained at the Buyer Shareholder Meeting within ten (10) calendar days following the dissemination of any supplement or amendment to the Proxy Statement) or”

2. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement. Except as expressly modified and superseded by this Amendment, the terms, conditions, representations, warranties, covenants and other provisions of the Purchase Agreement are and shall continue to be in full force and effect in accordance with their respective terms. This Amendment hereby incorporates the provisions of Article XI of the Purchase Agreement as if fully set forth herein, mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF the parties have caused this Amendment to be duly executed as of the day and year first above written.

ONE MADISON CORPORATION

By:	/s/ Omar M. Asali
Name: Omar M. Asali
Title: Chairman and Chief Executive Officer

[Signature Page to Second Amendment to Stock Purchase Agreement]

RACK HOLDINGS L.P.

By:	/s/ Eytan Tigay
	Name:	Eytan Tigay
	Title:	Authorized Signatory

RACK HOLDINGS INC.

By:	/s/ Eytan Tigay
	Name:	Eytan Tigay
	Title:	Authorized Signatory

[Signature Page to Second Amendment to Stock Purchase Agreement]